Exhibit 99.(h)(7)

Amendment

To Transfer Agency and Service Agreement

Dated September 15, 2000

Between

Financial Investors Trust and

ALPS Fund Services, Inc.

THIS AMENDMENT is made as of March 21, 2007, between Financial Investor Trust a Delaware business trust (the “Trust”), and ALPS Fund Services, Inc. (“AFS”).

WHEREAS, the Trust and AFS have entered into a Transfer Agency and Service Agreement (the “Agreement”) dated September 10, 2000.

WHEREAS, the Trust and AFS wish to modify the Agreement to reflect the reorganization of the Trust.

NOW, THERFORE, the parties hereto, intending to be legally bound, agree as follows:

1. Reorganization. Appendix B is hereby removed in its entirety and all references to such Appendix B are hereby deleted.

2. Miscellaneous. Other than as amended hereby, all terms and conditions of the Agreement are unchanged and remain in full force and effect. This Amendment shall be deemed to be an amendment to the Agreement and shall be governed by the laws of the State of Colorado.

IN WITNESS WHEREOF, this Amendment has been executed by a duly authorized representative of each of the parties hereto as of the date of the Amendment first set forth above.

ALPS Fund Services, Inc.		Financial Investors Trust

By:	/s/ Jeremy O. May	By:	/s/ Erin E. Douglas
Name: Jeremy O. May		Name: Erin E. Douglas
Title: Managing Director		Title: Secretary